Exhibit 5

             Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP





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                                                                  April 23, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re:  Rare Medium Group, Inc.
              Registration Statement on Form S-8
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Dear Sir/Madam:

     As counsel to Rare Medium Group, Inc., a Delaware corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-8 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission on or about April 23, 1999, of
(i) 8,000,000 shares of the Company's Common Stock, par value $.01 per share, to be issued upon the exercise of stock options or other stock based awards granted pursuant to the Company's 1998 Long-Term Incentive Plan (the "1998 Plan") and
(ii) 2,000,000 shares of Common Stock, par value $.01 per share to be issued upon the exercise of that certain stock option granted pursuant to that certain Stock Option Agreement dated April 15, 1998 between the Company and Glenn S. Meyers (the "Meyers Option") (together with the shares issuable under the 1998 Plan, the "Shares").

     We have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, and related minutes of action taken by the Board of Directors of the Company, the 1998 Plan, the Meyers Option and such other documents and corporate records relating to the Company and the proposed issuance and sale of the Shares as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that when the Shares are sold by the Company in the manner and for the consideration described in the 1998 Plan and in the respective awards of options and other stock based awards granted pursuant to the 1998 Plan, or in the manner and for the consideration described in the Meyers Option, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 of the Registration Statement.

                                Very truly yours,



                                /s/  Mesirov Gelman Jaffe Cramer & Jamieson, LLP
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